T. ROWE PRICE GROUP, INC. AND ITS SUBSIDIARIES

T. ROWE PRICE MUTUAL FUNDS

T. ROWE PRICE EXCHANGE-TRADED FUNDS

CODE OF ETHICS AND PERSONAL TRANSACTIONS POLICY

July 1, 2025

Table of Contents

I. INTRODUCTION	2

II. STANDARDS OF BUSINESS CONDUCT	3

III. REPORTING REQUIREMENTS	5

A. Initial Disclosure of Existing Accounts	5

B. New Accounts	5

C. Transaction Reporting	5

D. Exceptions to the Reporting Requirements	6

IV. PRE-CLEARANCE AND HOLDING PERIOD REQUIREMENTS	6

A. Pre-clearance Requirements for all Associates	6

B. Pre-clearance Requirements for Access Persons	7

C. Pre-clearance for Private Placements:	7

D. Holding Period Requirements	7

E. Exceptions to the Pre-Clearance Requirement	8

V. OTHER PROVISIONS RELATING TO PERSONAL TRANSACTIONS	8

A. Limit Orders	8

B. Transacting in TRPG Securities	8

C. Transacting in ETFs	8

D. Initial Public Offerings (“IPOs”)	9

E. Options and Futures	9

F. Participation in Investment Clubs	9

VI. PERSONAL TRANSACTIONS RESTRICTIONS	10

VII. CERTIFICATION REQUIREMENTS	10

A. Initial Holdings	11

B. Annual Compliance Certification	11

C. Reporting of One – Half of One Percent Ownership	12
VIII. ROLES AND RESPONSIBILITIES	12

IX. VIOLATIONS AND SANCTIONS	13

X. EXCEPTIONS AND INTERPRETATIONS	14

XI. DEFINED TERMS	14

Provisions Applicable to Independent Directors	18

Pre-clearance and Reporting Matrix	23

T. ROWE PRICE GROUP, INC. AND ITS SUBSIDIARIES

T. ROWE PRICE MUTUAL FUNDS

T. ROWE PRICE EXCHANGE-TRADED FUNDS

CODE OF ETHICS AND PERSONAL TRANSACTIONS POLICY

I.	INTRODUCTION

This Code of Ethics and Personal Transactions Policy (the “Policy”) sets forth the standards of business conduct expected of all:

•	officers, directors and employees of T. Rowe Price Group, Inc. (“TRPG”) and certain of its subsidiaries[1] (collectively, “T. Rowe Price”) and their Family Members;
•	officers, directors and employees of the Price Funds, the SICAVs, or the Cayman Funds (each as defined below); and
•	contingent workers, agency temporary workers, contractors, consultants, and any other personnel who have been notified that they are subject to this Policy

(collectively referred to as “Associates”) in connection with their personal securities transactions.

The Policy is designed to:

•	Reflect the fiduciary duty of the firm to its clients;
•

Address compliance with laws, rules, and regulations applicable to T. Rowe Price’s business, including, but not limited to Rule 204A-1 under the Investment Advisers Act (“Rule 204A-1”) and Rule 17j-1 under the Investment Company Act of 1940 (“Rule 17j-1”);

•	Prevent regulatory, business and ethical conflicts as they relate to personal transactions;
•	Minimize the potential of a transaction or circumstance occurring that a regulatory agency would view as inconsistent with T. Rowe Price’s role as a fiduciary;
•

Avoid situations in which it might appear that any officer, director, employee or other personnel of T. Rowe Price or the Price Funds had benefited personally at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary position; and

•	Detect and prevent the misuse of material, non-public information.

All Associates must comply with the Policy. Certain Associates will be notified by Code Compliance that they have been designated as “Access Persons” and are subject to more restrictive pre-clearance and reporting requirements.

“Access Persons” are defined as:

•	Any officer or director of any of the Price Advisers and the Price Funds (except the Independent Directors of the Price Funds);
•

Any person associated with T. Rowe Price who, in connection with their regular functions or duties: (i) makes, participates in, obtains or has access to non-public information regarding the purchase or sale of securities by any Price Adviser client; (ii) has access to non-public information regarding the securities holdings of any Price Adviser client; or

[1]	For the avoidance of doubt, this Policy does not apply to Oak Hill Advisors, L.P and its subsidiaries.

(iii) makes recommendations with respect to the purchases or sales of securities for a Price Adviser client; or
•	Any other person classified as such by Code Compliance.

The Policy has been adopted by T. Rowe Price and its subsidiaries2, the Price Funds, T. Rowe Price UK Limited (TRP UK”), the SICAVs, and the Cayman Funds.

The independent directors of TRPG, TRP UK , T. Rowe Price Funds SICAV (“SICAVI”), T. Rowe Price Funds Series II SICAV (“SICAVII”), Select Investments Series III SICAV (“SICAVIII”), T. Rowe Price Funds B SICAV (“SICAVB” and together with the SICAVI, SICAVII, SICAVIII and SICAVB, the “SICAVs”), T. Rowe Price Macro and Absolute Return Strategies Master Fund Ltd and T. Rowe Price Macro and Absolute Return Strategies Offshore Fund Ltd (together the “Cayman Funds”) and Price Funds are not subject to all the requirements of the Policy. The requirements of the Policy applicable to independent directors are set forth in Exhibit A.

This Policy and each Associate’s adherence to it is meant to satisfy T. Rowe Price’s requirements under Rule 204A-1 and Rule 17j-1.

Certain defined terms used in the Policy are set forth in “Defined Terms.”

II.	STANDARDS OF BUSINESS CONDUCT

T. Rowe Price has established a Code of Conduct that sets standards expected of all Associates and provides the framework for conducting business in a fair and ethical manner. Consistent with the Code of Conduct, T. Rowe Price and each Associate have a fiduciary duty to put client interests first and to always act in the clients’ best interests. Associates must comply with applicable legal requirements, securities laws, the Code of Conduct and related policies and procedures.

Conflicts of Interest

The Code of Conduct states that conflicts of interest may arise between clients, between clients and T. Rowe Price, between clients and Associates, and among T. Rowe Price’s own entities or business divisions. T. Rowe Price takes all reasonable steps to identify and manage conflicts. It is the responsibility of each Associate to disclose all material conflicts and to act in a manner consistent with this Policy. Conflicts or potential conflicts of interest involving an Associate’s behavior may arise through, among other activities, an Associate’s personal securities transactions, outside business activities, political contributions and activities and the exchange of gifts and business entertainment.

Personal securities transactions. An Associate’s personal securities transactions may present an actual, potential or apparent conflict or other risk that could harm T. Rowe Price, its shareholders or its clients. For T. Rowe Price to identify and manage these conflicts and risks, Associates must disclose their personal brokerage accounts and holdings, disclose and receive approval for any trading accounts subject to this Policy and conduct approved securities transactions in accordance with the requirements of this Policy.

[2]	For the avoidance of doubt, this Policy does not apply to Oak Hill Advisors, L.P and its subsidiaries.

Associates must not:

•	Improperly benefit personally by causing a client to act, or fail to act, in making investment decisions.
•	Profit, or cause others to profit, based on their knowledge of completed or contemplated client transactions.
•	Transact on the basis on material, non-public (inside) information.
•	Engage in personal securities transactions that are in conflict with the interests of clients, the parameters set by the Policy, or the restrictions imposed by T. Rowe Price restricted lists.

T. Rowe Price maintains lists of issuers for which a Price Adviser or an Associate may be in possession of material, non-public information (the “Restricted Lists”). When an issuer is listed on a Restricted List, personal trading by Access Persons is prohibited.

Outside business activities. Associates are expected to put their responsibilities at T. Rowe Price ahead of any other personal business opportunities or second jobs and must avoid any activities, relationships or situations that might conflict with, or appear to conflict with, their duties on behalf of T. Rowe Price. When an Associate is engaged in an approved outside business activity, they must be vigilant about any changes in the arrangement that may present a real or perceived conflict of interest with T. Rowe Price. Refer to the Global Outside Business Activities Policy for more information.

Political contributions and activities. Associates must obtain prior clearance for their political contributions and activities in support of candidates for political office in the U.S. Political contributions and activities undertaken by Associates must always be lawful and consistent with T. Rowe Price and business unit policies. Associates may not coordinate or solicit third parties to make a contribution or payment to any candidate, officeholder, political party, political action committee, political organization or bond ballot campaign in the U.S. Furthermore, Associates may not do anything indirectly that, if done directly, would violate T. Rowe Price policies or applicable regulation. Refer to the Global Political Contributions and Activities Policy for more information.

Gifts and business entertainment. Associates may not offer, give, provide, or accept any gift or business entertainment unless such gift or entertainment:

•	Is reasonable and customary under the circumstances;
•	Is not lavish in value, unique in nature, or excessive in frequency;
•	Cannot be construed as a bribe, payoff, or kickback to obtain or retain business;
•	Is an appropriate reimbursable business expense; and
•	Does not violate any applicable law or regulation.

Refer to the Global Gifts and Business Entertainment Policy for more information.

Associates must contact Code Compliance for guidance if they believe that a perceived or actual conflict arises under any of the activities described above or otherwise.

III.	REPORTING REQUIREMENTS

Securities accounts are generally defined as accounts that satisfy one of the following conditions:

•	The Associate is a direct or Beneficial Owner of the account; OR
•	The Associate Controls or directs securities trading for another person or entity, even if they are not the Beneficial Owner of the account;

AND invest in, or have the ability to invest in, any of the following securities:

•	Individual equity securities, including ETFs, and derivatives of these securities;
•	Fixed income securities and derivatives of these securities; and
•	Reportable Funds.

A. Initial Disclosure of Existing Accounts

All Associates must disclose their securities accounts and the securities accounts of their Family Members (including Fully Discretionary Accounts and any securities accounts holding TRPG securities) maintained with any broker, dealer, investment adviser, bank or other financial institution via myTRPcompliance. Such disclosure must take place within ten calendar days of becoming subject to the Policy, opening or discovering a reportable account.

B. New Accounts

All Associates must obtain prior approval via myTRPcompliance for all new non-T. Rowe Price securities accounts opened while they are associated with the firm. Associates in the U.S. and the U.K. may only open new securities accounts with financial institutions that agree to provide Code Compliance with an automated data feed of the transactions effected in the account (the Approved Broker List). All Associates opening a new securities account with a broker-dealer must inform such firm of their association with a T. Rowe Price-affiliated broker-dealer.

Securities held in securities accounts are generally subject to reporting and may require pre-clearance. Refer to “Reporting Requirements” and “Pre-clearance and Holding Period Requirements” for details. Code Compliance may, in certain circumstances, grant an exception to the requirements described above. Refer to “Exceptions and Interpretations” for more information.

C. Transaction Reporting

All Associates must request broker-dealers, investment advisers, banks, or other financial institutions executing transactions in securities in the Associate’s securities accounts to provide: (i) a duplicate trade confirmation with respect to each transaction in a security; and (ii) a copy of all periodic account statements.

If the executing firm provides a trade confirmation directly to Code Compliance via an established automated data feed, no further reporting is needed.

If the broker is unable to satisfy transaction reporting through an automated data feed or by delivery of a paper copy of trade confirmations and statements, Associates are required to enter transaction details in myTRPcompliance (as prescribed in Rule 17j-1(d)(1)(ii)) within 10 calendar days after the transaction occurred.

A transaction in a Reportable Fund, a spousal payroll deduction plan or a stock split or similar acquisition or disposition must be reported within 30 calendar days after the end of the calendar quarter in which the transaction occurred

D. Exceptions to the Reporting Requirements

Robo Adviser Accounts. Accounts held through a robo-adviser platform that invest solely in third party collective investment vehicles that are not advised by T. Rowe Price (such as non-Price ETFs) do not require approval or reporting to Code Compliance. Transactions effected in such accounts do not need to be reported. Questions on whether an account is classified as a robo-adviser should be directed to Code Compliance

Fully Discretionary Accounts. A Fully Discretionary Account is a securities account for which an Associate has completely relinquished decision-making authority to a professional money manager (who is not a Family Member or not otherwise subject to this Policy) and over which the Associate has no direct or indirect influence or Control. When disclosing Fully Discretionary Accounts, Associates must provide Code Compliance with a copy of the investment management agreement (or equivalent).

IV.	PRE-CLEARANCE AND HOLDING PERIOD REQUIREMENTS

All Associates must obtain pre-clearance via myTRPcompliance when transacting in TRPG securities. Associates who have been designated as Access Persons must also obtain pre-clearance for other securities transactions, as described in further detail below.

Associates will receive a response via myTRPcompliance indicating whether the request was approved or denied and must refrain from executing the transaction until such response is obtained.

Pre-clearance approval is valid for the day it is received and the following business day (measured from the first business day in the requesting Associate’s time zone). Pre-clearance approval for Private Placements is valid for 90 calendar days.

A. Pre-clearance Requirements for all Associates

•	All Associates must request pre-clearance via myTRPcompliance before executing a transaction to sell or transfer TRPG securities (TRPG stock ticker: TROW) from their ESPP.
•	All Associates must request pre-clearance via myTRPcompliance before executing a transaction to purchase, sell, or gift TRPG securities outside of the ESPP.

B. Pre-clearance Requirements for Access Persons

Access Persons must request pre-clearance via myTRPcompliance before executing a transaction in any individual stocks, bonds, Private Placements and derivatives of these securities, and Price ETFs for which the Access Person is a Beneficial Owner. Refer to Exhibit B for additional pre-clearance requirements.

C. Pre-clearance for Private Placements:

Access Persons and FINRA -registered representatives must obtain pre-clearance when investing in a Private Placement, including the purchase of limited partnership interests. Along with the Private Placement offering document, the Access Person or FINRA registered representative must provide:

•	The name, location and a brief description of the private issuer/company;
•	The amount of investment;
•	The desired date of investment;
•	If applicable, the percentage of the Access Person’s ownership in the private issuer/company after investment; and
•	The source (name and relationship to Access Person) that introduced the investment opportunity to the Access Person.

An Access Person or FINRA-registered representative who has invested in a Private Placement and who later anticipates participating in a Price Adviser’s investment decision regarding the purchase or sale of securities of the issuer of that Private Placement on behalf of any Price Adviser client, must immediately disclose their investment to the Chairperson of the Ethics Committee, or their designee and to the Chairperson of the appropriate Investments steering committee.

D. Holding Period Requirements

A 60-day holding period applies to securities and transactions requiring pre-clearance. Access Persons are not permitted to: (i) sell shares of an issuer if they have purchased shares of the same issuer for a lesser price during the previous 60 calendar days; or (ii) buy shares to cover a short position when the short position was entered in the previous 60 calendar days, if covering the position for a lesser price. Access Persons must check their compliance with the holding period requirement before entering into a transaction.

Holding Period for Associates in Japan. Securities acquired by employees of T. Rowe Price Japan, Inc. are subject to a holding period of six months. Refer to TRP Japan Compliance Manual for more information.

Holding Period for the Price Funds. Associates must comply with the provisions of the holding restrictions set forth in the prospectus for the applicable Price Fund.

E. Exceptions to the Pre-Clearance Requirement

Fully Discretionary Accounts. Transactions in securities held in Fully Discretionary Accounts are not subject to the pre- clearance requirement, except transactions involving TRPG securities, short sales and Private Placements.

Refer to Exhibit B for other exceptions to the pre-clearance requirement.

V.	OTHER PROVISIONS RELATING TO PERSONAL TRANSACTIONS

A. Limit Orders

While limit orders are permitted, Access Persons must be careful using “good until cancelled” orders, keeping in mind that pre-clearance is valid for the day it is received and the following business day. Use of “day” limit orders are encouraged.

B. Transacting in TRPG Securities

The following chart is a summary of requirements applicable when Associates transact in TRPG securities:

Description of Activity	Requirement Under the Policy

Executing a transaction to sell or transfer TRPG securities from an Associate’s ESPP	• Pre-clearance via myTRPcompliance • Reporting

Executing a transaction to purchase, sell, or gift TRPG securities outside of an Associate’s ESPP*	• Pre-clearance via myTRPcompliance • Reporting

Giving TRPG securities as a gift (including a gift to a donor advised fund) after holding the stock for at least 60 days	• Pre-clearance via myTRPcompliance • Reporting

Applicability of a holding period [not applicable to options or vested shares]	Yes, 60 calendar days

Transacting in TRPG during a Blackout Period	Prohibited

Transacting in options related to TRPG securities (other than stock options granted to Associates)	Prohibited

Selling TRPG securities short	Prohibited

Entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of TRPG securities	Prohibited

Reporting of transactions in TRPG securities to the SEC (applies to Associates subject to Section 16 of the Securities Exchange Act of 1934, as amended)	Transactions must be reported immediately

*Associates should contact Payroll & Stock Transactions in the event of uncertainty regarding applicability of the pre-clearance requirement.

C. Transacting in ETFs

Following is a summary of requirements applicable when Associates transact in ETFs:

	Access Persons	All Other Associates

Pre-clearance (Price ETFs)	Yes	No

Pre-clearance (Third-party ETFs)	No	No

	Access Persons	All Other Associates

Post-trade reporting (Price ETFs)	Yes	Yes

Post-trade reporting (Third-party ETFs)	Yes	Yes

Subject to the 60-Day Rule (Price ETFs)	Yes	No

Subject to the 60-Day Rule (Third-party ETFs)	No	No

Able to buy/sell in the primary market (Price ETFs)	No	No

Able to buy/sell in the primary market (Third-party ETFs)	Yes	Yes

Able to sell short (Price ETFs)	No	No

Able to sell short (Third-party ETFs)	Yes	Yes

Able to transact in options (Price ETFs)	No	No

Able to transact in options (Third-party ETFs)	Yes	Yes

Able to transact in inverse/short and narrow Price ETFs*	No	Yes

Able to transact in inverse/short and narrow (Third-party ETFs*)	No	Yes

Able to transact in single-stock ETFs	No	No

* Narrow ETFs include, but are not limited to, those focused on specific industries (e.g., energy, healthcare, financial services, etc.), commodities, currencies, and specific geographical markets (e.g., countries or regions).

D. Initial Public Offerings (“IPOs”)

•	Investment Personnel and FINRA-registered representatives are prohibited from purchasing securities in an IPO.
•

Access Persons other than Investment Personnel and FINRA-registered representatives may purchase securities in an IPO only after receiving pre-clearance via Code Compliance or myTRPcompliance. The 60-day holding period requirement applies to transactions in securities purchased in an IPO.

E. Options and Futures

The purchase, sale and exercise of options are generally subject to the same restrictions as applicable to securities (i.e., an option should be treated as if it were the common stock). If a transaction in the underlying instrument does not require pre-clearance (e.g., ETFs, national government obligations, unit investment trusts), then an options or futures transaction on the underlying instrument does not require pre-clearance.

Closing (selling to close or buying to close) or exercising an option (for which the underlying instrument is subject to pre-clearance, e.g., stock options) requires pre-clearance. Pre-clearance is not required when an Access Person writes (sells) an option and the option is exercised against such Access Person, without any action on their part. Access Persons should be cautious when transacting in options since a client transaction in the underlying security or a restriction associated with the underlying security may prevent an option transaction from being closed or exercised.

F. Participation in Investment Clubs

Associates may form or participate in an investment club. Investment club transactions in TRPG securities are subject to pre-clearance and must be reported along with the Associate’s personal transactions activity.

Access Persons or their Family Members must not form or participate in an investment club without prior written approval from the Chairperson of the Ethics Committee, or their designee. Transactions effected by an investment club in which an Access Person is a member, Beneficial Owner or Controller are subject to the same pre-clearance and reporting requirements as apply to the Access Person’s personal trades.

VI.	PERSONAL TRANSACTIONS RESTRICTIONS

Associates must not:

•

Engage in personal transactions that are excessive or that compromise the firm’s fiduciary duty to clients. Excessive trading in covered accounts is strongly discouraged. In general, anyone requesting and/or trading covered securities more than 20 times (other than TRP funds) in a month across all their covered accounts should expect additional scrutiny of their activity.

o

Code Compliance monitors trading activity and may send notice to your direct manager regarding the number of trades and associated details during a given period for further review and potential escalation.

•	Wager, bet or gamble in connection with individual securities, securities indices, currency spreads, or other similar financial indices or instruments including contracts for difference.
•	Participate in initial coin offerings.

Access Persons must not:

•	Transact in securities for which orders have been placed by any Price Adviser to purchase or sell the security, unless certain size or volume parameters[3] as set forth by the Ethics Committee are met.
•

Transact in any security that has been purchased or sold by any Price Adviser client seven calendar days immediately prior to the date of the Access Person’s proposed transaction, unless certain size or volume parameters[3] as established by the Ethics Committee are met.

•	Transact in securities issued by broker-dealers, underwriters or SEC-registered investment advisers, unless the entity is traded on an exchange.
•	Transact in securities of issuers on any of the firm’s Restricted Lists.
•	Transact in securities for which a change in the rating of an issuer has occurred within seven calendar days immediately prior to the date of the proposed transaction.

VII.	CERTIFICATION REQUIREMENTS

In addition to disclosure of their securities accounts (as described in “Types of Accounts/Account Opening Requirements”), Associates are required to, among other things, disclose the holdings in such accounts upon becoming subject to the Policy and periodically thereafter.

3 Transactions involving no more than US $50,000 or the nearest round lot (even if the amount of the transaction marginally exceeds US $50,000) per security per seven calendar day period in securities of (i) issuers with market capitalizations of US $7.5 billion or more, or (ii) U.S. issuers with an average daily trading volume in excess of 750,000 shares over the preceding 90 trading days in the U.S., unless the rating on the security has been changed within the seven calendar days immediately prior to the date of the proposed transaction.

A. Initial Holdings

All Associates must disclose and certify, via myTRPcompliance, any shares of TRPG securities that they Beneficially Own no later than ten calendar days after they become subject to this Policy.

Access Persons must disclose and certify, via myTRPcompliance, all holdings in the following securities in which they have a Beneficial Interest or Control (the “Initial Holdings Report”) no later than ten calendar days after the become subject to the Policy as an Access Person:

•	Individual equity securities, including any derivatives (e.g., options, futures, etc.) of these securities;
•	Bonds, including any derivatives of these securities;
•	ETFs, including any derivatives of these securities;
•	Unit investment trusts and listed closed end funds;
•	Private Placements;
•	Products (AUTs, ITMs, ETFs, mutual funds, OEICs, 529 portfolios, SICAVs, trusts) advised by a Price Adviser; and
•	Products sub-advised by a Price Adviser.

The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the individual becomes an Access Person, and include, among other things:

•	The title, number of shares and principal amount of each security;
•	The name of the broker, dealer or bank with whom the Access Person maintains a securities account in which any securities are for the Access Person’s direct or indirect benefit; and
•	The date the Access Person submits the Initial Holdings Report.

Securities that are not subject to reporting include, but are not limited to:

•	Bankers’ acceptances, bank certificates of deposit and commercial paper;
•	Currency;
•	Cryptocurrency;
•	Direct obligations of the U.S. Government;
•

Investment grade, short-term debt instruments, including repurchase agreements (which for these purposes are repurchase agreements and any instrument that has a maturity at issuance of fewer than 366 days that is rated in one of the two highest categories by a nationally recognized statistical rating organization);

•	Open end mutual funds, including money market funds, advised by a third party;
•	UCITS advised by a third-party; and
•	Variable insurance products that invest in third-party funds.

Refer to Exhibit B for applicable exemptions from the reporting requirement.

B. Annual Compliance Certification

All Associates must certify annually via myTRPcompliance to, among other things, their securities accounts and transactions and compliance with various firm policies (including the Policy).

Access Persons must certify annually via myTRPcompliance to, among other things, their personal securities holdings, their securities accounts and transactions and compliance with various firm policies (including the Policy).

C. Reporting of One – Half of One Percent Ownership

An Associate owning more than one half of one percent of the total outstanding shares of a public or private company must immediately disclose such information in writing to Code Compliance via Code_of_Ethics@troweprice.com, providing the name of the company and the total number of such company’s shares they Beneficially Own.

Refer to Exhibit B for applicable exceptions from the reporting requirement.

VIII.	ROLES AND RESPONSIBILITIES

All Associates must attest to receipt and understanding of the Policy: (i) upon becoming subject to it; (ii) on an annual basis; and (iii) whenever material amendments to the Policy are made. In attesting to the Policy, Associates agree to their understanding of the Policy and agree to comply with the requirements of the Policy. See “Annual Compliance Certification.”

Associates should contact LegalCompliance_EmployeeTrading@TRowePrice.com regarding the applicability, meaning or administration of the Policy, including requests for an exception, in advance of any contemplated transaction.

Code Compliance:

•	Administers and monitors adherence to the Policy, including reviewing disclosures, providing training and identifying violations; and
•	Maintains and oversees the maintenance of certain records in accordance with applicable legal and regulatory requirements.

The Payroll & Stock Transaction Group provides guidance to Associates when they are transacting in TRPG securities.

The Ethics Committee provides oversight of the Policy, including reviewing exceptions and violations. The Ethics Committee also provides a point of escalation for Code Compliance and the Payroll & Stock Transactions Group.

Material changes to the Policy shall be approved by the Board of TRPG, the board of directors of TRP UK and by the board of directors of each Price Fund, including a majority of the Independent Directors of the Price Funds. Approval of any material change to the Policy by the board of directors of the Price Funds shall be obtained within six months after the change is implemented.

IX.	VIOLATIONS AND SANCTIONS

Violations and potential violations of the Policy are typically investigated by Code Compliance or, if necessary, the Ethics Committee. Violations are taken seriously and may result in sanctions or other consequences, including one or more of the following:

•	A letter of censure or suspension;
•	Disgorgement of profit;
•	A fine;
•	A suspension of trading privileges;
•	Consideration in Associate performance review and year-end compensation;
•	Disciplinary action, up to and including, termination of employment; or
•	Any other sanction as may be determined by the Business Unit in consultation with Human Resources and the Ethics Committee.

When tracking violations, Code Compliance generally utilizes a rolling two-year look-back period in the administration of the sanctions guidelines set forth below. All violations of the Policy shall be reported to the Board of Directors of TRPG, the Board of Directors of any Price Fund and any other applicable board. As noted above, however, these sanctions are not the exclusive remedy for violations of this Policy.

First Violation

•	Associate and manager notification; and
•	Associate required to complete online remedial training course.

Second Violation

•	Associate and escalated manager notifications, up to and including, applicable Management Committee member;
•	Associate required to complete online remedial training course;
•	Consideration in Associate performance review and year-end compensation;
•	Associate required to meet with applicable Chief Compliance Officer and Senior Compliance Manager; and
•	Associate fined according to officer or role guidelines.

Associate	VP, TRPG	Investment Personnel	Portfolio Manager, Management Committee Member, Direct Report of Management Committee Member
US $250	US $750	US $750	US $1500

Subsequent violation(s) may result in disciplinary action, up to and including, termination of employment.

Third Violation

•	Associate and escalated manager notifications, up to and including applicable Management Committee member;
•	Chief Executive Officer notification;
•	Associate required to complete online remedial training course;
•	Associate subject to a personal trading prohibition of at least three months;
•	Consideration in Associate performance review and year-end compensation;
•	Disciplinary action, up to and including, termination of employment; and
•	Associate fined according to officer or role guidelines.

Associate	VP, TRPG	Investment Personnel	Portfolio Manager, Management Committee Member, Direct Report of Management Committee Member
At least US $500	At least US $2000	At least US $2000	At least US $5000

More than Three Violations

•

Along with the notifications and sanctions listed above for a third violation, evaluation of additional sanctions to be determined by the Business Unit in consultation with Human Resources and the Ethics Committee.

•	Consideration in Associate performance review and year-end compensation;
•	Associate subject to an extended personal trading prohibition; and
•	Disciplinary action, up to and including, termination of employment.

X.	EXCEPTIONS AND INTERPRETATIONS

Code Compliance, in conjunction with the Ethics Committee, may grant an exception from any provision of the Policy, including pre-clearance, other trading restrictions, and certain reporting requirements. Exceptions will be considered on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with client interests. Exceptions are expected to be rare.

From time to time, situations may arise with respect to certain provisions of this Policy that require interpretation. Associates may submit a written request for clarification or interpretation to Code Compliance (Code_of_Ethics@TRowePrice.com). Any such request for clarification or interpretation should name the account, the Associate’s interest in the account, the persons or firms responsible for its management, and the specific facts of the situation. Associates may not assume that the Policy (or a specific provision of the Policy) is not applicable to their situation. Code Compliance will provide a response to each properly submitted request for clarification or interpretation. When in doubt, Associates must not proceed with a transaction or course of action until they receive a response from Code Compliance.

XI.	DEFINED TERMS

AUT means Australian unit trusts.

Beneficial Owner means an individual with the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any economic interest or profit derived from ownership of or a transaction in a security. An Associate may be deemed to be the Beneficial Owner of securities belonging to others and not registered in their name.

The SEC will presume that a person Beneficially Owns securities held by a Family Member who shares their household or securities held by a trust of which the individual is a beneficiary or a trustee with investment Control.

An individual is not considered to be the Beneficial Owner of a 401(k) account, individual retirement account or a transfer upon death account for which they are solely a named beneficiary, assuming the individual does not reside with the Family Member and does not have the ability to Control and/or direct transactions in such account.

Blackout Period means the period from the second trading day after quarter end (or such other date as management shall determine) through the end of the first trading day following when TRPG’s earnings release is filed with the SEC. Quarterly notifications with respect to the Blackout Period are published on the firm’s intranet site.

Control means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder thereof Control over the company.

ESPP means the T. Rowe Price Group, Inc. Employee Stock Purchase Plan.

ETF means exchange traded fund.

Exchange traded fund or ETF means an investment fund that is traded on a stock exchange.

Family Member means the Associate’s spouse, domestic partner, parent, stepparent, child, stepchild, sibling, grandparent, or in-law (including mother, father, sister, brother, daughter or son) sharing the same household as the Associate.

Independent Director of TRPG, TRP UK, the SICAVs, or the Cayman Funds means those directors who are neither officers nor employees of TRPG or any of its subsidiaries.

Investment Personnel means an Access Person who, in connection with their regular functions or duties, makes or participates in making, or is closely associated with personnel who make recommendations regarding the purchase or sale of securities by a Price Adviser client.

The term “Investment Personnel” includes, but is not limited to:

•

Individuals who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm’s clients (investment counselors and members of the mutual fund advisory committees);

•	Research and credit analysts;
•	Traders who assist in the investment process; and

•	Support staff who assist in the investment process.

Investment Advisers Act means the U.S. Investment Advisers Act of 1940, as amended.

Investment Company Act means the U.S. Investment Company Act of 1940, as amended.

ITM means an investment trust management company.

OEIC means open-ended investment company.

Price Adviser means a subsidiary of T. Rowe Price Group, Inc. that is an investment adviser entity registered with the SEC. For the avoidance of doubt, “Price Adviser” does not include Oak Hill Advisors, L.P. and its subsidiaries.

Price ETFs means the T. Rowe Price Exchange-Traded Funds, the family of ETFs advised by a Price Adviser.

Price Funds means any T. Rowe Price-sponsored fund registered under the Investment Company Act, including but not limited to, the T. Rowe Price Mutual Funds and the Price ETFs, and advised by a Price Adviser.

Price Funds’ Independent Directors means those directors of the Price Funds who are not deemed to be “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) of T. Rowe Price Group, Inc. or the Price Funds.

Private Placement means an offering that is exempt from registration by a regulatory authority and sold through a private offering. For purposes of the Policy, investments made: (i) in a small business sourced through family, friends or any other referral source; and (ii) through a crowdfunding site that matches entrepreneurs with investors, through which investors receive an equity stake in the business, are considered Private Placements (e.g., Seedrs, OurCrowd, Crowdcube).

Reportable Fund means any open-end investment company for which any of the Price Advisers serves as an investment adviser. The term Reportable Fund includes:

•	Price Funds, including money market funds and the Price ETFs;
•	UCITs advised by a Price Adviser;
•	SICAVs advised by a Price Adviser;
•	OEICs advised by a Price Adviser;
•	ITMs advised by a Price Adviser;
•	AUTs advised by a Price Adviser;
•	Any fund managed by a Price Adviser through a sub-advised relationship, including an ETF;
•	Any fund offered through retirement plans (e.g., 401(k) plans) other than the T. Rowe Price U.S. Retirement Plan; and
•	Any fund managed by a Price Adviser that is an investment option offered as part of a variable annuity.

Code Compliance maintains a list of sub-advised Reportable Funds on the firm’s intranet site.

SEC means the U.S. Securities and Exchange Commission.

SICAV means société d’investissement à capital variable.

T. Rowe Price means T. Rowe Price Group, Inc. and its subsidiaries, except Oak Hill Advisors, L.P. and its subsidiaries.

TRPG Independent Director means those directors of TRPG who are neither officers nor employees of TRPG or any of its subsidiaries.

TRPG means T. Rowe Price Group, Inc.

TRPG securities means any security issued by T. Rowe Price Group, Inc.

UCITs means Undertakings for Collective Investments in Transferrable Securities.

EXHIBIT A

CODE OF ETHICS AND PERSONAL TRANSACTION POLICY

Provisions Applicable to Independent Directors

I.	INTRODUCTION

This Exhibit A sets forth the responsibilities of the Independent Directors of TRPG, TRP UK, SICAVs, Cayman Funds and Price Funds under this Code of Ethics and Personal Transactions Policy. Defined terms used herein are the same as those used in the Policy.

The Independent Directors are subject to the requirements set forth below.

II.	REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF TRPG OR ITS SUBSIDIARIES, OTHER THAN TRP UK

Pre-clearance. The personal securities trades of TRPG Independent Directors are not subject to pre-clearance requirements, except for transactions in TRPG securities for which they are the Beneficial Owner. Pre-clearance is also required when:

•	Transferring TRPG securities to another person, entity, or trust account; and
•	Giving or receiving TRPG securities, including donation transactions into donor-advised funds such as T. Rowe Price Charitable Foundation.

Pre-clearance is not required when moving shares of TRPG securities between securities firms or to/from individual or joint brokerage accounts.

Requests for pre-clearance must be submitted to the Payroll & Stock Transactions Group. Pre-clearance is effective for the day it is received and the following business day (taking into consideration the time zone), unless the Independent Director: (i) is advised to the contrary by the Payroll & Stock Transaction Group prior to the proposed transaction; or (ii) comes into possession of material, non-public information concerning T. Rowe Price. Any trades not executed within the prescribed timeframe must be re-submitted.

TRPG Independent Directors may not initiate transactions in TRPG securities during the Blackout Period.

Reporting.  TRPG Independent Directors are not required to report their personal securities transactions (other than transactions in TRPG securities). If, however, the Independent Director has obtained information about a Price Adviser’s investment research, recommendations, or transactions, they must not transact in the securities of the issuers about which they have information.

Independent Directors are reminded that changes to information reported in the Annual Questionnaire for Independent Directors must be reported to Corporate Funds and Administration

(e.g., changes in holdings of stock of financial institutions or financial institution holding companies).

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from TRPG. An Independent Director shall report to Code Compliance any officership, directorship, general partnership or other managerial position which they hold with any public, private, or governmental issuer other than TRPG or any of its subsidiaries.

Reporting of Significant Ownership.

•

Issuers (other than a non-public investment partnership, pool or fund). If a TRPG Independent Director owns more than 1⁄2 of 1% of the total outstanding shares of a public or private issuer, they must report such ownership in writing to Code Compliance, providing the name of the issuer and the total number of the issuer’s shares Beneficially Owned.

•

Non-public investment partnerships, pools or funds. If a TRPG Independent Director owns more than 1⁄2 of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the Independent Director exercises Control or influence, they must report such ownership in writing to Code Compliance. For non-public investment partnerships, pools or funds where the Independent Director does not exercise Control or influence, they need not report such ownership to Code Compliance unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

III.	REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF TRP UK, THE SICAVS AND THE CAYMAN FUNDS

TRPG securities. The Independent Directors of TRP UK, the SICAVs, or the Cayman Funds may not own TRPG securities in any account of which they are the Beneficial Owner.

Pre-clearance. The personal securities trades of the Independent Directors of TRP UK, the SICAVs, or the Cayman Funds are not subject to pre-clearance requirements, as long as the Independent Director had no knowledge of trading involving the Price Funds or the funds overseen by TRP UK, SICAVs, or the Cayman Funds.

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from TRPG. An Independent Director of TRP UK, the SICAVs, or the Cayman Funds shall report to Corporate and Funds Administration any officership, directorship, general partnership or other managerial position which they hold with any public, private, or governmental issuer.

Reporting of Significant Ownership.

•

Issuers (other than a non-public investment partnership, pool or fund). If an Independent Director of TRP UK, the SICAVs, or the Cayman Funds owns more than 1⁄2 of 1% of the total outstanding shares of a public or private issuer, they must report such ownership in writing to Corporate and Funds Administration, providing the name of the issuer and the total number of the issuer’s shares Beneficially Owned.

•

Non-public investment partnerships, pools or funds. If an Independent Director of TRP UK, the SICAVs, or the Cayman Funds owns more than 1⁄2 of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the Independent Director exercises Control or influence, they must report such ownership in writing to Corporate and Funds Administration. For non-public investment partnerships, pools or funds where the Independent Director does not exercise Control or influence, they need not report such ownership to Corporate and Funds Administration unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

IV.	REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF PRICE FUNDS

TRPG securities. The Independent Directors of the Price Funds may not own TRPG securities in any account of which they are the Beneficial Owner.

Pre-clearance. The personal securities trades of the Independent Directors of the Price Funds are not subject to pre-clearance requirements, as long as the Independent Director had no knowledge of trading involving the Price Funds.

Reporting.

•	Transactions in Publicly Traded Securities. A Price Funds’ Independent Director must report transactions in publicly-traded securities in which they have Beneficial Ownership.

An Independent Director is not required to report securities transactions in accounts over which they have no direct or indirect influence, such as an account over which they have granted full investment discretion to a financial adviser. The Independent Director should contact Code Compliance to request approval to exempt any such accounts from this reporting requirement.

•

Transactions in Non-Publicly-Traded Securities. A Price Funds’ Independent Director is not required to report transactions in securities which are not traded on an exchange, unless the Independent Director knew, or in the ordinary course of fulfilling their official duties as an Independent Director, should have known that during the 15-day period immediately before or after the Independent Director’s transaction in such non-publicly-traded security, a Price Adviser purchased, sold or considered purchasing or selling such security for a Price Fund or Price Adviser client.

•	Methods of Reporting.

Duplicate Trade Confirmations. A Price Funds’ Independent Director may satisfy their obligation to report transactions in securities by arranging for the executing brokers to provide duplicate trade confirmations directly to Code Compliance.

Quarterly Report Requirements. If a Price Funds’ Independent Director elects to report their transactions by submitting a quarterly report: (i) the report must be filed with Code Compliance no later than 30 days after the end of the calendar quarter in which the transaction was effected; and (ii) the report must be filed for each quarter, regardless of whether there were any reportable transactions.

Among the types of transactions that are commonly not reported through a broker confirmation and may therefore have to be reported directly to T. Rowe Price on a quarterly basis are:

o	Retirement plan account activity that occurs in a Reportable Fund;
o	T. Rowe Price-advised products;
o	Incentive plan account activity;
o	Exercise of stock options of a corporate employer;
o	An inheritance of a security;
o	A gift of a security; and
o	Transactions in certain commodity futures contracts (e.g., financial indices).

A Price Funds’ Independent Director must include any transactions listed above, if applicable, in their quarterly reports if they are not included in a duplicate broker confirmation.

•

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from the Price Funds. A Price Funds’ Independent Director must report to Corporate Funds and Administration any officership, directorship, general partnership or other managerial position which they hold with any public, private or governmental issuer other than the Price Funds.

Reporting of Significant Ownership.

•

Issuers (other than non-public investment partnerships, pools or funds). If a Price Funds’ Independent Director owns more than 1⁄2 of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), they must report such ownership immediately in writing to Code Compliance, providing the name of the issuer and the total number of the issuer’s shares Beneficially Owned.

•

Non-Public Investment Partnerships, Pools or Funds. If a Price Funds’ Independent Director owns more than 1⁄2 of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which they exercise Control or influence, the Independent Director must report such ownership in writing to Code Compliance. For non-public investment partnerships, pools or funds where the Independent Director does not exercise Control or influence, they need not report such ownership to Code Compliance unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

Prohibitions. A Price Funds’ Independent Director may not:

•

Purchase or sell the shares of a broker-dealer, underwriter or SEC-registered investment adviser unless that entity is traded on an exchange, or the purchase or sale has otherwise been approved by the Price Funds’ board; and

•

Knowingly transact with a Price Fund, other than in connection with market transactions effected through securities exchanges. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund or purchase or sale of any shares of a Price ETF that is a client of any Price Adviser.

Transactions in Price ETFs. Following is a summary of requirements applicable when Price Funds’ Independent Directors transact in Price ETFs:

Independent Directors of Price Funds

Obtain pre-clearance for trades in Price ETFs	No

Post-report trades in Price ETFs	Yes

Subject to the holding period	No

Subject to ad hoc trading restrictions	Yes

Ability to buy/sell Price ETFs in the primary market	No

Ability to sell short Price ETFs	No

Ability to transact in options of the Price ETFs	No

V.	VIOLATIONS

Violations by Independent Directors of TRPG, the Price Funds, TRP UK, the SICAVs, or the Cayman Funds. Upon discovering a material violation of the Policy by an Independent Director of TRPG, the Price Funds, TRP UK, the SICAVs, or the Cayman Funds, the applicable board of directors will impose such sanctions as it deems appropriate.

EXHIBIT B

CODE OF ETHICS AND PERSONAL TRANSACTIONS POLICY

Pre-clearance and Reporting Matrix

	Access Person Pre-clearance	Access Person Reporting	Associate Pre-clearance	Associate Reporting

Stocks/Bonds/Derivatives (Refer to “Transacting in TRPG Securities” for specific information relating to trading in TRPG securities)

Equity securities	Yes	Yes	No	Yes

Fixed income securities	Yes	Yes	No	Yes

Corporate and Municipal Bonds	Yes	Yes	No	Yes

Derivative instruments	Yes	Yes	No	Yes

Writing an option to purchase or sell a security	Yes	Yes	No	Yes

Subsequent sale of stock obtained by means of the exercise of stock options	Yes	Yes	No	Yes

Exercise of stock option of corporate employer by Access Person’s spouse.	No	Yes	No	Yes

Restricted stock plan automatic sales for tax purposes by Access Person’s spouse	No	Yes	No	Yes

Collective Investment Products (Refer to “Transacting in ETFs” for specific information relating to trading in ETFs)

T. Rowe Price products (including the AUTs, ITMs, mutual funds, OEICs, 529 portfolios, SICAVs, and trusts	No	Yes	No	Yes

Exchange listed collective investment vehicles (including closed-end funds)	No	Yes	No	Yes

Third-party mutual funds, 529 portfolios, OEICs, SICAVs and variable insurance products	No	No	No	No

Unit investment trusts	No	No	No	No

Donor-advised funds	No	No	No	No

Private Placements

Private Placements	Yes (see Section IV.C)	Yes	No*	No*

Capital calls for Private Placement investments	No	Yes	No	No

Distributions received from a Private Placement investment	N/A	No	N/ A	No

Other Securities

Commercial paper and similar instruments (bankers acceptances, bank certificates of deposit, commercial paper and high quality, short-term debt instruments, including repurchase agreements)	No	No	No	No

U.S. Government obligations	No	No	No	No

National (other than U.S.) government obligations	No	Yes	No	Yes

Currency	No	No	No	No

Securitized or financial instruments used for currency exposure	No	Yes	No	No

Cryptocurrency (e.g., Bitcoin, Ethereum)	No	No	No	No

Publicly traded cryptocurrency tracker instruments (ETFs)	No	Yes	No	Yes

Variable rate demand notes	No	Yes	No	Yes
*FINRA-registered representatives are required to request pre-clearance and report

	Access Person Pre-clearance	Access Person Reporting	Associate Pre-clearance	Associate Reporting

Transactions

Securities acquired through an Automatic Investment Plan[4] (initial investment)	Yes	Yes	No	Yes

Securities acquired through an Automatic Investment Plan (subsequent investments)	No	Yes	No	Yes

Non-systemic investment[5] through an Automatic Investment Plan	Yes	Yes	No	Yes

Acquisition of securities through inheritance	No	Yes	No	Yes

Giving stock (non-TRPG) as a gift	No	Yes	No	Yes

Pro-rata distributions	No	Yes	No	Yes

Tender offers	No	Yes	No	Yes

Merger election (voluntary)	Yes	Yes	No	Yes

Mandatory acquisition of additional shares or the disposition of existing corporate holdings through stock splits, reverse stock splits, stock dividends, exercise of rights, exchange or conversion	No	Yes (within 30 days of the end of the quarter in which the transaction occurred)	No	Yes (within 30 days of the end of the quarter in which the transaction occurred)

Purchases, but not sales, by an Access Person’s spouse pursuant to an employee-sponsored payroll deduction plan (as long as Code Compliance has been notified that the spouse will be participating in such plan)	No	Yes (within 30 days of the end of the quarter in which the transaction occurred)	No	Yes (within 30 days of the end of the quarter in which the transaction occurred)

Sale or exchange of stock held in an Access Person’s spouse’s payroll deduction plan	Yes	Yes	No	Yes

Sale of partial shares held in an account when the account is transferred to another broker-dealer or to new owner or partial shares sold automatically by the broker-dealer.	No	Yes	No	Yes

Transactions effected in a robo-adviser account (investing solely in third party collective investment vehicles)	No	No	No	No

4 A program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

5 A transaction that overrides the preset schedule or allocations of an Automatic Investment Plan.